Exhibit 10.1

e-mail: gberman@dsi.biz

July 29, 2016

Andrew Hirsch

President and CEO

BIND Therapeutics, Inc.

325 Vassar Street

Cambridge, MA 02139

Re:	Development Specialists, Inc. (“DSI”)
Engagement Agreement

Dear Mr. Hirsch:

Please accept this letter as our firm’s (“DSI’s”) formal written agreement to provide consulting services to BIND Therapeutics, Inc. and BIND Biosciences Security Corporation, debtors-in-possession (together, “You” the “Company”), (the “Agreement”). The Agreement will become effective upon execution by duly authorized representatives of the respective parties and approval of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Section 1 – Scope of Work

DSI’s role will be to provide the following services to the Company (the “Services”):

1.	Geoffrey L. Berman shall serve as the Company’s sole Director and Chief Restructuring Officer, if requested, after the closing of the sale of substantially all of the Company’s assets to Pfizer, Inc. or a higher bidder pursuant to the Order (A) Approving Bidding Procedures in Connection With Sale of Assets of the Debtors, (B) Approving Form and Manner of Notice, (C) Scheduling Auction and Sale Hearing, (D) Authorizing Procedures Governing Assumption and Assignment of Certain Contracts and Unexpired Leases, and (E) Granting Related Relief (Docket No. 225) entered by the Bankruptcy Court in the Company’s pending Chapter 11 bankruptcy cases.

2.	Assist in the preparation of the Company’s Disclosure Statement and Plan of Liquidation (the “Plan”), in association with the Company’s counsel, Latham & Watkins LLP.

3.	Attend court hearings and provide testimony, as needed, to confirm the Plan and resolve claims.

Andrew Hirsch

July 29, 2016

4.	Perform such other tasks as may be agreed to by DSI and directed by the Company or order of the Court having jurisdiction over the Company.

5.	Upon confirmation of the proposed Plan, Geoffrey L. Berman shall act as the sole remaining officer and director of the reorganized debtors for the purpose of dissolving the reorganized debtors and terminating the Company’s employee benefit plan(s) and shall serve as the Trustee of the Company’s Liquidating Trust, responsible for the administration of that Trust, including distribution of Trust assets to allowed creditor beneficiaries.[1]

Our ability to adequately perform the Services is dependent upon You timely providing reliable, accurate and complete necessary information. You acknowledge that we are not responsible for independently verifying the truth, completeness or accuracy of any information supplied to us by You or on behalf of You.

Section 2 – Rates, Invoicing and Retainer

A number of DSI’s personnel have experience in the above matters and may be engaged in this representation. Although others of our staff may also be involved, we have listed below certain of the DSI personnel (along with their corresponding billing rates) who would likely constitute the core group for this matter.

Geoffrey L. Berman	$590.00/hr.
Tania Kingsbury	$225.00/hr.

These rates are adjusted as of January 1st of each year to reflect advancing experience, capabilities, and seniority of our professionals as well as general economic factors I will be the primary consultant for the pre-confirmation period and serve as the post-confirmation Trustee.

DSI has agreed to serve in both the pre-confirmation and Trustee capacity for a monthly fee of $10,000 per month. DSI will maintain detailed invoices for both the pre-confirmation and Trustee portions of this engagement.

DSI also will be entitled to reimbursement for its reasonable costs and expenses. Such costs and expenses may include, among others, charges for messenger services, overnight deliveries, photocopying, travel expenses, long distance telephone charges, postage and other charges customarily invoiced by consulting firms. Airfare for domestic flights will be charged at economy/coach fares; international flights will be charged at the business class fare.

[1]	The services as the post-confirmation Trustee will be governed by the Liquidating Trust Agreement, which will be provided to the Bankruptcy Court as part of the Plan and Disclosure Statement.

Andrew Hirsch

July 29, 2016

Section 3 – Termination

Either the Company or DSI may terminate this agreement for any reason with five (5) business days’ written notice; provided however, the Company shall be obligated to pay and/or reimburse DSI all fees and expenses accrued under this Agreement as of the effective date of the termination.

Section 4 – Relationship of the Parties, Confidentiality

DSI will provide consulting services to and for the Company, with select members of DSI, as noted above, assigned to specific roles for the benefit of the Company. These members will remain as DSI employees during the pendency of this case. Specifically, the parties intend that an independent contractor relationship will be created by this Agreement. Employees of DSI are not to be considered employees of the Company and are not entitled to any of the benefits that the Company provides for the Company’s employees, unless written modification is made to this engagement agreement, with the exception that I will be added to the Company’s existing Director’s and Officer’s insurance policy for the pre-confirmation period of this engagement.

The Company acknowledges that all advice (written or oral) given by DSI to the Company in connection with DSI’s engagement is intended solely for the benefit and use of the Company (limited to its management and Board of Directors) in considering the transaction or subject matter to which it relates, and that no third party is entitled to rely on any such advice or communication. DSI will in no way be deemed to be providing services for any person not an express party to this letter agreement.

DSI agrees that all information not publicly available that is received by DSI from the Company in connection with this engagement or that is developed during this engagement, will be treated as confidential and will not be disclosed by DSI, except as required by Court order, or other legal process, or as may be authorized by the Company. DSI shall not be required to defend against any action to obtain an order requiring disclosure of such information, but shall instead give prompt notice of any such action to the Company, so that You may seek appropriate remedies, including a protective order. The Company shall reimburse DSI for all costs and fees (including reasonable attorney’s fees and internal time devoted by DSI employees) incurred by DSI, whether during the pendency of this engagement or thereafter, relating to responding to (whether by objecting to or complying with) any subpoenas or requests for production of information or documents.

Section 5 – Indemnity, Limitation of Liability

To the fullest extent permitted under applicable law, the Company, shall indemnify, hold harmless and defend DSI, and each and every one of the personnel employed by DSI who works

Andrew Hirsch

July 29, 2016

on this particular project, as well as DSI officers, directors, employees and agents (the “DSI Parties”) from and against any and all claims, liability, loss, cost, damage or expense (including reasonable attorney’s fees) asserted against it or any of its individual personnel, or incurred by DSI or its personnel, including addressing or responding to a subpoena or court order, arising out of or in connection with this Agreement , or performance under this Agreement, except where it is determined in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such liability claim, loss, costs, damage or expense is the direct result of the willful misconduct, dishonesty, fraudulent act or omission, or gross negligence of any DSI personnel. Such indemnity shall survive the expiration or termination by either party of this engagement.

The DSI Parties shall not be liable to the Company, or any party asserting claims on behalf of the Company, except for direct damages found in a final determination (not subject to further appeal) by a court of competent jurisdiction to be the direct result of the bad faith, self-dealing or intentional misconduct of DSI. The DSI Parties aggregate liability, whether in tort, contract, or otherwise, is limited to the amount of fees paid to DSI for services on this engagement (the “Liability Cap”). The Liability Cap is the total limit of the DSI Parties aggregate liability for any and all claims or demands by anyone pursuant to this Agreement, including liability to the Company, to any other parties hereto, and to any others making claims relating to the work performed by DSI pursuant to this engagement letter.

In addition, to the extent this Agreement is amended to include any DSI employee serving as an officer or director of the Company, including, but not limited to, Chief Restructuring Officer, such DSI employee shall be entitled to all indemnification and applicable insurance coverage available to any Officer or Director of the Company and upon such amendment the Company shall take all reasonable steps to promptly implement the intent of this provision.

Section 6 – Conflicts

By executing this Agreement , the Company specifically waives any objection, or standing to object, to the retention, in matters unrelated to the Company, of DSI by banks or other institutional lenders or debt holders, who are or whose affiliates are lenders to the Company, or bank groups which include banks who are or whose affiliates are lenders to the Company.

Further, the Company hereby acknowledges that DSI and Latham & Watkins have been and are currently involved in a number of other matters, including instances where Latham & Watkins represents DSI in various fiduciary capacities, as well as matters where Latham & Watkins has represented debtors that have made assignments for the benefit of creditors to DSI, or represented secured creditors where DSI has or is acting in a fiduciary capacity. None of these matters are related to in any manner to this proposed engagement nor would rise to the level of a conflict of interest.

Andrew Hirsch

July 29, 2016

Section 7 – No Audit

The Company acknowledges that it is hiring DSI to assist the Company in completing its Chapter 11 case. DSI’s engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of AICPA or other such state and national professional bodies. It is beyond the scope of our services to identify deficiencies in record keeping practices or procedures, errors or irregularities in financial statements or the Company’s books and records.

Section 8 – Non-Solicitation

The Company agrees not to solicit, recruit or hire any employees or agents of DSI for a period of two years subsequent to the completion and/or termination of this Agreement.

Section 9 – Retention of Information provided by the Company to DSI

Regarding all documents and other materials provided by the Company to DSI, including all copies thereof (the “Company Documents”), upon termination or expiration of the Agreement, DSI shall, at its election, either 1) return such documents to the Company, 2) destroy such documents upon three days written notice to the Company, or 3) treat such documents and other materials in accordance with DSI’s then existing document retention policy. Should DSI elect either alternatives 1 or 2 above, DSI may retain copies of those Company Documents that it deems necessary to address potential post-termination issues, subject to complying with any confidentiality provisions in effect at the time of termination of the Agreement.

Section 10 – Survival

The provisions of this agreement relating to indemnification, limitation of liability, the non-solicitation or hiring of DSI employees, and all other provisions necessary to the enforcement of the intent of this Agreement will survive the termination or expiration of this Agreement.

Section 11 – Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 12 – Entire Agreement, Amendment

This Agreement letter contains the entire understanding of the parties relating to the subject matter of this engagement letter and supersedes and is intended to nullify any other agreements, understandings or representations relating to the subject of this engagement letter. This engagement letter may not be amended or modified except in a writing signed by the parties.

Andrew Hirsch

July 29, 2016

If you are in agreement with the terms and conditions of this engagement letter, I would ask that you indicate your acceptance of the above terms of our engagement by signing an original copy of this engagement letter on the signature lines below, then returning one fully-executed agreement to DSI’s office.

Should the Company or its representatives have any questions, comments or concerns, or require additional clarification or information, please do not hesitate to call.

Very truly yours,

/s/ Geoffrey L. Berman
Geoffrey L. Berman Senior Managing Director

AGREED AND ACKNOWLEDGED: BIND Therapeutics, Inc. BIND Biosciences Security Corporation

By:	/s/ Andrew Hirsch

Date:	July 29, 2016